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                                    EXHIBIT 21.1

                  SUBSIDIARIES OF ADVANCED DIGITAL INFORMATION
                                   CORPORATION


ADIC Technical Assistance Center GmbH, a German corporation

ADIC/GRAU Storage Systems GmbH & Co. KG, a German limited partnership

ADIC/GRAU Storage Systems Beteiligungs GmbH, a German partnership

ADIC/Grau Storage Systems Ltd., a UK corporation

ADIC Europe SARL, a French corporation

ADIC Trade Corp., a Barbados foreign sales corporation

MountainGate Imaging Systems Corporation